FOR IMMEDIATE RELEASE                              For More Information Contact:
                                                   Richard B. Collins
                                                   President & CEO
                                                   (413) 787-1700



         UNITED FINANCIAL BANCORP, INC. ANNOUNCES SHARE REPURCHASE PLAN


WEST SPRINGFIELD, MA--June 20, 2008--United Financial Bancorp, Inc. (the "Company") (NASDAQ:UBNK), the holding company for United Bank (the "Bank") announced that its Board of Directors has approved a stock repurchase plan to fund awards of restricted stock contemplated under the Company's 2008 Equity Incentive Plan, which was approved by stockholders at the Company's 2008 Annual Meeting held on June 10, 2008. Under the plan, the Company intends to repurchase up to 359,581 shares from time to time, depending on market conditions, at prevailing market prices in open-market or privately negotiated transactions. The Company anticipates conducting such repurchases in accordance with a Rule 10b5-1 trading plan.

The  authorized  share  repurchases  represent   approximately  2.0%  of  United
Financial Bancorp's total outstanding shares of common stock. As of June 19, 2008, the Company had 17,763,747 common shares outstanding.

"We believe that funding the restricted stock portion of our 2008 Equity Incentive Plan through the repurchase of our shares will benefit the Company and our stockholders by avoiding unnecessary dilution," commented Richard B. Collins, President and Chief Executive Officer of the Company. "We also believe that the Company's shares represent an attractive investment for the long term, based on the current price level."

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.